UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A


                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant |X| Filed by a Party other than the Registrant
Check the appropriate box:
|X|        Preliminary Proxy Statement
           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
           Definitive Proxy Statement
           Definitive Additional Materials
           Soliciting Material Pursuant to ss.240.14a-12

                              AMEN Properties, Inc.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
 -------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1) Title of each class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          4)   Proposed maximum aggregate value of transaction:
          5)   Total fee paid:

         Fee paid previously with preliminary materials.
         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
          2)   Form, Schedule or Registration Statement No.:
          3)   Filing Party:
          4)   Date Filed:

--------------------------------------------------------------------------------

                                        1
                              AMEN Properties, Inc.
                         303 W. Wall Street, Suite 1700
                                Midland, TX 79701

To the Shareholders of AMEN Properties, Inc.:

The purpose of this letter is to formally solicit you to vote for the board's recommendation to implement a 1 for 4 reverse stock split. Our common stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). Nasdaq requires that listed stocks maintain a closing bid price in excess of $1.00 per share. On April 9, 2002 the Company was notified that it failed to satisfy the $1.00 bid price requirement for the prior 30-day trading period. The Company was granted a 180-day grace period, through October 7, 2002, to remedy the deficiency. On October 7, 2002, the Company received a notification of delisting from Nasdaq. On October 13, 2002, we appealed Nasdaq's notification of delisting, which automatically stayed the delisting pending a hearing before the Nasdaq Listing Qualifications Panel. The company also received a Nasdaq Staff Determination on November 20, 2002, indicating that as of September 30, 2002, the company failed to comply with the shareholders' equity/market value requirements for continued listing set forth in Nasdaq Marketplace Rule 4310 (c)(2)(B). This rule requires a listing company to maintain $2.5 million in shareholders' equity. This issue was addressed before the Nasdaq Listing Qualifications Panel at a November 21, 2002 oral hearing. On December 17, 2002 the Company received notice from the Nasdaq Listing Qualification Panel that our common stock would continue to be listed on the Nasdaq SmallCap Market (under the symbol "AMENC") on the conditions set forth in the letter, including a requirement to obtain shareholder approval for this reverse stock split and to achieve a closing bid price of $1.00 by February 14, 2003 and maintain this price for 10 consecutive trading days. If approved, we believe this reverse split will serve to keep us listed on Nasdaq and preserve liquidity for our shareholders.

Since this is the first communication between the new management and our owners, please allow me to share a little about myself. I have primarily been in the oil and gas royalty acquisition business since 1984 in Midland, Texas (the President and First Lady's hometown). In recent years, I have been increasingly involved in commercial real estate acquisition and management. We have been blessed in most of our endeavors and have been taught valuable lessons with the ones that have not been as financially successful.

Eric Oliver (AMEN's Chairman and Chief Executive Officer) and I brought together a group of fellow investors to fund the Crosswalk.com Series A Preferred Stock, which was issued in the fall of 2000. We believed in Crosswalk.com, its mission, and its business. We believed this to be a worthwhile investment contributing to what we feel our ultimate mission in this life is - to go and make disciples. Obviously, many things have transpired since that first investment, all of which lead me to be writing this letter.


Where We Have Been
------------------
To everything there is a season, a time for every purpose under heaven-Ecclesiastes 3:1

This year has been quite a ride for AMEN Properties, Inc. (formerly Crosswalk.com). The year started with a renewed sense of optimism, as first quarter sales coupled with a revised expense model appeared to be establishing a trend toward profitability. Then in late March, our auditors issued a going concern opinion in connection with our 2001 Annual Report, which questioned our long-term viability without additional cash infusion by the year's end. Despite our optimism, the Company soon experienced erosion of advertiser's confidence. These facts led our then-CEO and President to recommend we seek to sell the company (or its assets) in an effort to save the mission while preserving shareholder value.

Raising additional capital was going to prove difficult at best and doing so would eliminate any inherent value in the company's Net Operating Loss (NOL) carry forward balances (almost $30 million). Under Section 382 of the Internal Revenue Code, the company would have lost its ability to use its NOL's since more than a 50% change of ownership would have occurred within a three-year period. This adverse effect coupled with weakening ad sales contributed to the board's decision to follow the recommendation of our then-CEO and President and solicit buyers for the company's primary asset, namely the website crosswalk.com. As most of you are aware, in April of 2002, AMEN proceeded to solicit bids for either the company or its assets. Salem Communications, Inc. had the most attractive bid with an all-cash $4,100,000 offer for most of the assets. After considering a fairness opinion, the board accepted Salem's offer and quickly solicited you for approval of the sale. In our proxy statement, AMEN also solicited you to vote on a new business model. This plan would seek to preserve common shareholder value by using the company's significant NOL position and also its proposed new management's expertise. You approved both board recommendations by a substantial majority, along with a name change to AMEN Properties, Inc.

AMEN completed the asset sale on October 4, 2002, which included everything except our direct mail advertising card deck business. We have since divested the offline card deck business to Blue Hill Media, Inc. for a $275,000 note receivable and a 3.5% net profits interest in the business' gross margin.


Where We Are Now
----------------
Do not boast about tomorrow, for you do not know what a day may bring forth. -Proverbs 27:1

In a nutshell, we have a tad over $3,000,000 shareholders equity on the books. Our assets are comprised of approximately one-third cash and two-thirds real estate. Along with this, we have NOL carry forward balances approaching $30 million.

Assuming we grow our equity at a 20% annualized rate, using a 10% discount factor and 34% tax rate, one could give the NOL balance a present value of approximately $4.5 million. Assuming equity growth of 10% and 30%, our NOL present value calculations would give us approximately $2.4 million and $5.7 million, respectively. Adding these potential values with our shareholders equity, we believe that AMEN has a potential intrinsic value ranging from $5.4 million to $8.7 million. If we fully utilize our NOL, our intrinsic value would mostly likely be around $5.4 million, given AMEN performs along the lines of most American corporations (the average public corporation returns approximately 12% on equity).

As reported on a recent 8K, we were able to acquire approximately 65% of the limited partner shares of TCTB Partners, Ltd., which owns buildings in Midland and Lubbock, Texas. We regret not being able to deliver 100% of this partnership but are thankful for what we compiled. We project our present holdings will produce cash flow of around $650,000 less approximately $250,000 in public company cost this coming year. The effect of high public company cost (audits, listing fees, legal, etc.) is significant with our limited equity base. We hope to grow out of this high expense relative to assets as rapidly as possible.


Where We Hope To Be
-------------------
The plans of the diligent lead to profit as surely as haste leads to poverty -Proverbs 21:5

A 20% return on equity as used in the above calculation is ambitious at best. Berkshire Hathaway, led by Warren Buffett, the most heralded company and business leader in America, has done approximately 25% over the past 35 years. In the words of Buffett, we cannot promise results to you, our partner.

Eric and I are fans of Berkshire Hathaway's business model. I see the company adhering to many of the financial tenets and disciplines of a Berkshire Hathaway. It's somewhat embarrassing to even mention AMEN with its $3.2 million market capitalization with Berkshire's $110 billion, but Berkshire started modestly also.

We concur with Buffett's assessment than any asset is only worth all of its future cash flows discounted back at some acceptable rate of interest. The only subjective part of any asset valuation is quantifying the likelihood (risk) of the assumed cash flows used in your modeling. That risk is easier to identify when you are dealing in markets in which you are intimately familiar. As stated in our new business model, we intend to focus on what we know best, oil/gas royalties and commercial office buildings. We will however pursue other types of property and business endeavors where we are comfortable in ascertaining the risks associated with their future. In particular, we are interested in existing businesses with management in place that have a stable cash flow history.

We are operating in a restrictive paradigm of not being able to access traditional equity sources without compromising our NOL balances. We hope we can continue to preserve our NOL base but certain things outside our control may occur which could jeopardize this position. If a larger deal that would require an expansion of our equity base presents itself, we would welcome sacrificing our NOL if the value added exceeded the present value we have assigned it.

When our capital does becomes limited, we intend to place acquisitions within limited partnerships in a structure whereby AMEN would be the general partner/manager, while property specific equity providers would be the limited partners. Our experience suggests finding capital is never a problem if you have a good deal. The good deals are the elusive element.

Going forward, we have put in place an opportunity evaluation system whereby we formulate a cash flow series with at least 10 possible outcomes. We will then assign probability percentages to each of the outcomes. Based on the assigned probabilities, we will arrive at weighted internal rates of return (IRR). These returns must meet the following four criteria to warrant additional due diligence:

     1.   "Unleveraged" End of Year One IRR of at least 12%
     2.   "Unleveraged" Project IRR of at least 15%
     3.   Less than 10% assigned probability of less than 5% project IRR
     4.   Minimum of 20% chance of at least 20% "unleveraged" IRR


The last two parameters serve to focus our attention on opportunities we can model with limited risk but significant upside potential. By using leverage on these minimum rates of return, we should choose opportunities that attain our necessary return on equity targets. This risked-back return calculation seems somewhat elementary but I am convinced most investment decisions on all levels are made without doing one. The vast majority of deals we see do not meet all four of these requirements. The outlook for finding deals that meet our criteria in our primary focus area of royalties and commercial office buildings has not been attractive in the fourth quarter of 2002. We are committed to stay patient and not force any deals. Again, it's worth repeating, we cannot guarantee results. We will execute our plan as best we can and pray it will bring results.

What You Can Do
---------------
Do not forget to do good and to help one another, because these are the sacrifices that please God. Hebrews 13:16

First and foremost, Eric and I need your prayers. As I hope everyone knows, this company remains a religious corporation with its same statement of faith. To my knowledge, we remain the only publicly traded company with this designation. Though our direction and business model has changed, our Kingdom based principles haven't. AMEN has always had a commitment evidenced in its bylaws to tithe 10% of its net profits to Kingdom purposes. Ultimately, we hope to give you the opportunity to designate specific Christian ministries for this tithe. Eric and I also hope and pray that any and all profits generated by AMEN will ultimately be put to use by you for Kingdom purposes.

You can also help us in making us aware of potential acquisition prospects. If you are aware of any opportunities that could fall within the parameters described above, we would welcome hearing from you. We are searching for oil and gas royalties, commercial real estate, and stabilized cash flowing businesses or assets. Shareholders assisting in our search could prove critical to our reaching our targets. Please drop me or Eric at note at AMEN Properties, Inc., 303 W. Wall Street, Suite 1700, Midland, TX 79701 or email us at jmorgan@amenproperties.com.

Conclusion
----------

We hope AMEN Properties is now a stock with some fundamental value. For the first time in the company's brief history, we are adding cash to the bottom line as opposed to subtracting cash with each day that passes. We hope a healthy growing business will ultimately translate into a healthy growing share price. We trust that a market based on truth will portray an accurate report card of a company's performance through its share price. We hope that you would view this investment with the intent of being our partner for the long haul. We have committed our investment dollars along side of yours.

With that said, AMEN may no longer be a stock for the short term. With a minimal equity base and limitations on raising additional equity, this company is faced with a slow "grind it out" future. It's a future I look forward to being a part of and I thank you for the ability to serve in the capacity of one of its leaders.

Your voting "Yes" to the matter of the reverse split would be appreciated. Voting in the affirmative will serve to protect long-term shareholder value through maintaining the liquidity the Nasdaq market provides.


Yours Very Truly,

Jon M. Morgan
President and Chief Operating Officer
AMEN Properties, Inc.

FORWARD-LOOKING STATEMENTS - Certain information in this letter may contain forward-looking statements within the meaning of Section of 21e of the Securities Exchange Act of 1934, as amended. All statements other that statements of historical fact are "forward-looking statements" for purposes of these provisions, including, but not limited to, any projections of earnings, revenues or other financial items, any statements of plans or objectives of management for future operations, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, "forward-looking statements" can be identified by the use of terminology such as "may," "will," "expects," "believes," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its "forward-looking statements" will prove to be correct, and actual results could differ materially from those projected or assumed in the Company's "forward-looking statements."

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON January 30, 2003
                      AT 10:00 A.M., CENTRAL STANDARD TIME

                                January __, 2002

To our Stockholders:

On behalf of the Board of Directors of AMEN Properties, Inc., I am pleased to invite you to attend a special meeting of stockholders. The Special Meeting will be held on January 30, 2003 at 10 a.m. CST at our headquarters located at 303 W. Wall Street, Suite 1700, Midland, TX 79701.

Details regarding admission to the Special Meeting and the business to be conducted are more fully described in the accompanying Notice of Special Meeting and Proxy Statement.

The purpose of the Special Meeting is to consider and act upon a proposal to amend AMEN's certificate of incorporation to effect a reverse stock split and any other matters that properly come before the Special Meeting. The attached Proxy Statement, with formal notice of the Special Meeting on the first page, describes these matters in detail. We urge you to review these materials carefully and to use this opportunity to take part in the Company's affairs by voting on the matters described in this Proxy Statement. We hope that you will be able to attend the Special Meeting.

Your vote is important. Whether or not you plan to attend the Special Meeting, I hope you will vote as soon as possible. You may vote in person or by mailing a proxy card. Voting by written proxy will ensure your representation at the Special Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in AMEN Properties, Inc.

                                            Sincerely,


                                            Eric Oliver
                                            Chairman and Chief Executive Officer

                              AMEN PROPERTIES, INC.
                         303 W. Wall Street, Suite 1700
                                Midland, TX 79701
                                  915-684-3821

                    Notice of Special Meeting of Stockholders

TIME                10:00 a.m. CST on January 30, 2003

PLACE               AMEN Properties, Inc.
                    303 W. Wall Street, Suite 1700
                    Midland, TX  79701

ITEMS OF BUSINESS   (1)  Approval  of an  amendment  to  AMEN's  certificate  of incorporation effecting a one-for-four reverse split of AMEN's common stock; and

                    (2) Any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

RECORD DATE         You are entitled to vote if you were a stockholder at the
                    close of business on December 27, 2002.

MEETING ADMISSION   The Special Meeting will begin promptly at 10 a.m. CST

VOTING BY PROXY Please submit a proxy as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions. You may submit your proxy by mail. For specific instructions, refer to the information beginning on page 7 of this Proxy Statement and the instructions on the proxy card.


                                           By Order of the Board of Directors,


                                           JON MORGAN
                                           President and Chief Operating Officer

THIS NOTICE OF MEETING AND PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT JANUARY __, 2003.

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

General Information

The Board of Directors (the "Board") of AMEN Properties, Inc., a Delaware corporation (sometimes referred to as the "Company" or "AMEN"), is providing this Proxy Statement in connection with a Special Meeting of stockholders, which will take place on January 30, 2003 and at any postponement or adjournment thereof (the "Special Meeting"). Whether or not you plan to attend the Special Meeting in person, please return your executed proxy card in the enclosed postage prepaid and addressed envelope, and your shares will be voted in accordance with your wishes.

What is the purpose of the Special Meeting?

At the Special Meeting, you will be asked to consider and vote on the matters described in the accompanying Notice of Special Meeting, including considering and acting upon a proposal to amend AMEN's certificate of incorporation to effect a reverse stock split of all of the issued and outstanding shares of AMEN's common stock at a ratio of one-for-four.

Are there other matters to be voted on at the Special Meeting?

The Board of Directors does not know of any other matters that may come before the Special Meeting. Delaware law and AMEN's by-laws impose limitations on the ability to present business items at a special meeting if those items were not included in the notice of special meeting. Accordingly, except for procedural matters incidental to the conduct of the meeting, it is not expected that any other matters will come before the Special Meeting. If any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

Who can vote at the Special Meeting?

In order to vote, you must have been a stockholder of record at the close of business on December 27, 2002 (which is referred to as the "Record Date"). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

On the record date, there were [7,968,221] shares of AMEN's common stock issued, outstanding and entitled to vote. In addition, [1,333,333] shares of common stock, issuable upon conversion of 80,000 shares of Series "A" preferred stock, and [933,269] shares of common stock, issuable upon conversion of 80,000 shares of Series "B" preferred stock, are also eligible to cast votes. There are [10,234,823] voting share as of the Record Date ("Voting Stock"). Each share of common stock and voting preferred stock is entitled to one vote on each matter to be voted upon.

How do I vote?

You may vote by signing your proxy card, or if your shares are held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope.

Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised: (1) by delivering written notice prior to the Special Meeting to the Secretary of the Company at the above address; (2) by voting the shares represented by such proxy in person at the Special Meeting; or (3) by giving a later dated proxy at any time before the voting at the Special Meeting. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Voting in Person. Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend the Special Meeting. Shares held in street name may be voted in person by you at the Special Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

What constitutes a quorum?

In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of Voting Stock issued and outstanding on the Record Date and entitled to vote. Shares of Voting Stock represented in person or by proxy (including shares that abstain or do not vote with respect to the matter to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained.

What vote is required to approve the reverse stock split?

The affirmative vote of the holders of a majority of the shares of Voting Stock outstanding on the Record Date is required to approve the Certificate of Amendment to the certificate of incorporation effecting the reverse stock split.

How will votes be counted?

You may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board ("FOR" the reverse stock split and in the discretion of the proxy holders on any other matters that properly come before the Special Meeting).

In accordance with Delaware law, if a stockholder abstains from voting on an action, that stockholder's shares will still be counted for determining whether the requisite number of stockholders attended the Special Meeting. If a broker does not vote on any particular action because it does not have the authority to do so (a "broker non-vote"), but does vote on other actions, the shares will still be counted for determining whether the requisite number of stockholders attended the meeting. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any matters being voted on at the Special Meeting.

            PROPOSAL 1: AMENDMENT TO THE CERTIFICATE OF INCORPORATION
             TO EFFECT A REVERSE STOCK SPLIT OF AMEN'S COMMON STOCK

General Information

Our Board of Directors has unanimously adopted a resolution approving, and recommending to our stockholders for their approval, a proposal to amend Article Four of the AMEN's certificate of incorporation authorizing a reverse split of the shares of our common stock at a ratio of one-for-four. The form of the proposed amendment is annexed to this Proxy Statement as Annex A. The amendment to the certificate of incorporation will effect the reverse stock split by reducing the number of shares of our common stock by the ratio to be determined by the Board of Directors, but will not increase the par value of our common stock, and will not change the number of authorized shares of our common stock.

Reasons for the Reverse Stock Split

Listing on Nasdaq. The Board has determined that the continued listing of our common stock on Nasdaq is in the best interests of our stockholders. If our common stock were delisted from Nasdaq, the Board believes that the liquidity in the trading market for our common stock would be significantly decreased which could reduce the trading price and increase the transaction costs of trading shares of our common stock.

Our common stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). Nasdaq requires that listed stocks maintain a closing bid price in excess of $1.00 per share. On April 9, 2002 the Company was notified that it failed to satisfy the $1.00 bid price requirement for the prior 30-day trading period. The Company was granted a 180-day grace period, through October 7, 2002, to remedy the deficiency. On October 7, 2002, the Company received a notification of delisting from Nasdaq. On October 13, 2002, we appealed Nasdaq's notification of delisting, which automatically stayed the delisting pending a hearing before the Nasdaq Listing Qualifications Panel. The company also received a Nasdaq Staff Determination on November 20, 2002, indicating that as of September 30, 2002, the company failed to comply with the shareholders' equity/market value requirements for continued listing set forth in Nasdaq Marketplace Rule 4310
(c)(2)(B). This rule requires a listing company to maintain $2.5 million in shareholders' equity. This issue was addressed before the Nasdaq Listing Qualifications Panel at a November 21, 2002 oral hearing. On December 17, 2002 the Company received notice from the Nasdaq Listing Qualification Panel that our common stock would continue to be listed on the Nasdaq SmallCap Market (under the symbol AMENC) on the conditions set forth in the letter, including a requirement to obtain shareholder approval for this reverse stock split and to achieve a closing bid price of $1.00 by February 14, 2003 and maintain this price for 10 consecutive trading days.

Purpose of the Reverse Stock Split and the Exchange Ratio Range. The purpose of the reverse stock split is to increase the market price per share of our common stock. The Board believes that by giving effect to a reverse split, the resulting decrease in the number of shares outstanding is likely to improve the trading price of our common stock and improve the likelihood that we will be allowed to maintain our listing on Nasdaq.

Potential Risks of the Reverse Stock Split

If the Board does effect a reverse stock split there can be no assurance that the bid price of our common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split and that the market price of the post-split common stock can be maintained at or above $1.00, or that our common stock will not be delisted from Nasdaq for other reasons. The market price of our common stock will also be based on our performance and other factors, many of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Potential Effects of the Reverse Stock Split

Pursuant to the reverse stock split, each holder of four (4) shares of our common stock, par value $.01 per share, as of the Record Date of the reverse stock split will become a holder of one (1) share of our common stock, par value $.01 per share, after consummation of the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated par value capital on our balance sheet attributable to our common stock will be reduced to one-fourth (1/4) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Effect on Authorized and Outstanding Shares

We are currently authorized to issue a maximum of 20,000,000 shares of common stock. As of the record date, there were [7,968,221] shares of our common stock issued and outstanding, or held as treasury shares. Although the number of authorized shares of common stock will not change as a result of the reverse stock split, the number of shares of common stock issued and outstanding, or held as treasury shares, will be reduced to a number that will be approximately equal to the number of shares of our common stock issued and outstanding, or held as treasury shares, immediately prior to the effectiveness of the reverse stock split, divided by four.

With the exception of the number of shares issued and outstanding, or held as treasury shares, the rights and preferences of the shares of our common stock prior and subsequent to the reverse stock split will remain the same. Following the effective date of the reverse stock split, it is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the reverse stock split.

The reverse stock split will be effected simultaneously for all of our common stock and the exchange ratio will be the same for all of our common stock. The reverse split will affect the Series A and B preferred stock holders uniformly in that the preferred stock will be convertible into one-fourth the number of common stock shares. The reverse stock split will also affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in AMEN, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. See "Fractional Shares" below. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, we are subject to periodic reporting and other requirements. The proposed reverse stock split will not affect the registration of our common stock under the Exchange Act.

Potential Odd Lots

If approved, the reverse stock split will result in some stockholders owning "odd-lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.


Increase of Shares of Common Stock Available for Future Issuance

As a result of the reverse stock split, there will be a reduction in the number of shares of our common stock issued and outstanding, or held as treasury shares, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. The increase in available shares could be used for any proper corporate purpose approved by the Board including, among other purposes, future financing transactions.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in composition of our Board or contemplating a tender offer or other transaction for the combination of AMEN with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders. Other than the reverse stock split proposal, our Board does not currently contemplate recommending the adoption of any other amendments to our certificate of incorporation that could be construed to affect the ability of third parties to take over or change the control of AMEN.

Effectiveness of the Reverse Stock Split

The reverse stock split, if approved by our stockholders, will become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of our Certificate of Incorporation in substantially the form of the Certificate of Amendment attached to this Proxy Statement as Annex A. It is expected that such filing will take place on or shortly after the date of the Special Meeting, assuming the stockholders approve the reverse stock split.

Commencing upon the date of the filing of the amendment effecting the reverse stock split with the Secretary of State of the State of Delaware, each certificate of our common stock will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. As soon as practicable after the effective date, stockholders will be notified as to the effectiveness of the reverse stock split and instructed as to how and when to surrender their certificates representing shares of common stock prior to the reverse stock split in exchange for certificates representing shares of common stock after the reverse stock split. We intend to use the American Stock Transfer and Trust Company as our exchange agent in effecting the exchange of the certificates following the effectiveness of the reverse stock split.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share that results from the reverse stock split will be rounded as follows; fractional shares equal to or greater than .5 will be rounded up to the next whole share, and any fractional shares less than .5 will be rounded down to the next whole share. We are doing this so that we may avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock as a result of the stock split. The shares do not represent separately bargained for consideration.

Certain Federal Income Tax Consequences

The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

The receipt of the common stock following the effective date of the reverse stock split, including whole shares issued in lieu of fractional shares, solely in exchange for the common stock held prior to the reverse stock split will not generally result in a recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder in the common stock received after the reverse stock split will be the same as the adjusted tax basis of the common stock held prior to the reverse stock split exchanged therefore, and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore. No gain or loss will be recognized by AMEN as a result of the reverse stock split.

Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or by-laws to any stockholder who dissents from the proposal to approve the amendment to the certificate of incorporation to effect the reverse stock split.

Recommendation

The Board of Directors unanimously recommends a vote "FOR" the amendment to AMEN's certificate of incorporation to effect a reverse stock split.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding beneficial ownership, as of December 27, 2002 concerning:

     -    each beneficial owner of more than 5% of AMEN's common stock;
     - beneficial ownership by all current AMEN's directors and the executive officers as defined in Item 402(a)(2) of Regulation S-B;
     - beneficial ownership by all former AMEN directors and executive officers if they served within the last fiscal year and they currently own a significant interest; and
     - beneficial ownership by all current AMEN's directors and AMEN's executive officers as a group




  Name and Address of                                   Amount and Nature of                Percentage
  Beneficial Owner                                      Beneficial Ownership            Beneficially Owned(1)
--------------------------                              --------------------            ---------------------
Dodge Jones Foundation (2)
c/o Joseph Edwin Canon
P.O. Box 176
Abilene, TX  79604                                            739,736 (2)                             8.5%

Timothy B. Robertson
295 Bendix Road, Suite 130
Virginia Beach, VA  23452                                       504,000                               5.9%

Steve Wike
8701 Interlachen Circle
Wilmington, NC  28411                                           483,880                               6.1%

Eric Oliver (Current Chairman, CEO)
400 Pine Street
Abilene, TX  79601                                            830,774 (3)                             9.7%

Jon Morgan (Current Pres., COO, Director)
303 W. Wall St., Ste. 1700
Midland, TX  79701                                             689,610(4)                             8.0%

Bruce Edgington (Current Director)
7857 Heritage Drive
Annandale, VA  22003                                          689,536 (5)                             8.2%

Earl E. Gjelde (Current Director)
42 Bristlecone Crt.
Chantilly, VA  20151                                            187,689                               2.3%

Gary A. Struzik (Former Officer)
21305 Highwood Ct.
Sterling, VA  20165                                           143,916 (6)                             1.7%

Scott Fehrenbacher (Former Officer)
2830 Barrow Pl.
Midlothian, VA  23113                                         135,000 (7)                             1.6%

James G. Buick (Former Director)
2047 Little Heron Court
Grand Rapids, MI  49546                                       103,755 (8)                             1.3%

William R. "Max" Carey (Former Director)
4401 Northside Prkwy, Ste. 100
Atlanta, GA  30327                                             88,788 (9)                             1.1%

All Current Directors and Officers as a Group
(4 persons)                                                    2,397,609                              24.6%

(1) Unless otherwise noted, all persons named in the table have sole voting and sole investment power with respect to all shares of common stock beneficially owned by them, and no persons named in the table are acting as nominees for any person or are otherwise under the control of any person or group of persons. As used herein, "beneficial ownership" with respect to a security is defined by Rule 13d3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power, including the power to vote to direct the vote, or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including the right to acquire such power within 60 days from the record date of December 27, 2002. Percentage of beneficial ownership is based on [7,968,221] shares of common stock outstanding as of December 27, 2002. In computing the percentage ownership of a person or group, shares of common stock that the person has a right to acquire within 60 days of December 27, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 431,513 and 308,223 shares issuable upon conversion of Series "A" and Series "B" preferred stock, respectively. Joseph Edwin Canon is the natural person having voting or investment control over AMEN securities owned by this entity.

(3) Includes 307,250 shares beneficially owned by Softvest L.P. Mr. Oliver is General Partner and lead investment officer of Softvest L.P. Also includes 308,233 and 41,086 shares issuable upon conversion of Series A preferred stock (the Series "A"), beneficially owned by SoftOP, L.P. and Lighthouse Partners, L.P., respectively. Mr. Oliver is General Partner of SoftOP, L.P. and a Limited Partner of Lighthouse Partners, L.P. Also includes 154,112 shares issuable upon conversion of Series B preferred stock (the Series "B"), beneficially owned by SoftOP, L.P. Also includes 20,103 shares issuable upon exercise of currently exercisable stock options.

(4) Includes 246,578 shares issuable upon conversion of the Series "A", beneficially owned by the Jon M. Morgan Pension Plan. Mr. Morgan is trustee of the Jon M. Morgan Pension Plan. Also includes 246,578 shares issuable upon conversion of the Series "A", beneficially owned by J.M. Midland Land Co., Inc. Mr. Morgan is President of J.M. Midland Land Co, Inc. Also includes 154,112 shares issuable upon conversion of the Series "B", and 37,242 shares issuable upon exercise of currently exercisable stock options.

(5) Includes 200,000 issuable upon conversion of the Series "B", 322,160 shares of restricted common stock and 167,376 shares issuable upon exercise of currently exercisable stock options.

(6) Includes 141,916 shares issuable upon exercise of currently exercisable stock options.

(7) Does not include 10,000 shares of common stock beneficially owned by Institute for American Values Investing. Consists entirely of shares issuable upon exercise of currently exercisable stock options.

(8) Includes 61,505 shares issuable upon exercise of currently exercisable stock options.

(9) Includes 17,415 shares of common stock issuable to Corporate Resource Development, Inc. Mr. Carey is Chairman and Chief Executive Officer of Corporate Resource Development. Also includes 71373 shares issuable upon exercise of currently exercisable stock options.

                                  OTHER MATTERS

Inspector of Election

A representative of American Stock Transfer and Company, AMEN's transfer agent, will tabulate the votes and act as the inspector of election.

Stockholder Proposals and Director Nominations

If you would like to make a proposal at AMEN's 2003 annual stockholder meeting or any special meeting held in lieu of the 2003 annual stockholder meeting, you must give AMEN written notice describing the proposal not less than sixty days before the scheduled date of the annual stockholder meeting. Assuming that next year's annual stockholder meeting is held on the same date as the 2002 annual stockholder meeting, you must deliver the required written notice of the proposal to the Secretary of AMEN no later than January 28, 2003.

In addition, if you would like to include a proposal in AMEN's proxy materials relating to its 2003 annual stockholder meeting or any special meeting held in lieu of the 2003 annual stockholder meeting, AMEN must receive the written proposal at its executive offices no later than January 28, 2003. If AMEN's moves the date of the annual stockholder meeting or special meeting in lieu of the annual stockholder meeting by more than thirty days, AMEN's must receive the written proposal a reasonable time before it begins to print and mail its proxy materials for the meeting. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Costs of Solicitation

AMEN will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for these solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.


Please complete, date and sign the accompanying proxy card by mail in the postage-paid envelope provided. The signing of the Proxy card will not prevent your attending the Special Meeting and voting in person.

Midland, Texas
January ___, 2003

                                                                        ANNEX A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              AMEN PROPERTIES, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, AMEN Properties, Inc., a Delaware corporation (the "Corporation") adopts the following Certificate of Amendment to its Certificate of Incorporation:

FIRST:        The name of the Corporation is: AMEN Properties, Inc.

SECOND: Article Four of the Certificate of Incorporation is hereby amended by inserting the following after the first paragraph of Article
              Four:

                      Simultaneously with the effective date of this Certificate of Amendment (the "Effective Date") all issued and outstanding shares of Common Stock, par value $.01 per share ("Existing Common Stock") shall be and hereby are automatically combined and reclassified, such that each four shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one share of issued and outstanding Common Stock, par value $.01 per share ("New Common Stock"). The Corporation shall not issue fractional shares on account of the Reverse Split. Any fractional share resulting from such change shall be rounded to the nearest whole share in the following manner: upward if the fraction is equal to or greater than .5, and rounded down if less than .5. Share interests due to rounding are given solely to save expense and inconvenience of issuing fractional shares and do not represent bargained for consideration.

                      The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.

                      From and after the Effective Date, the term "New Common
              Stock" as used in this Article four shall mean Common Stock as provided in the Certificate of Incorporation.

THIRD: The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the by-laws of the Corporation at a meeting of the Board of Directors of the Corporation on December 17, 2002, at which a quorum was present and acting throughout. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

FOURTH: At a special meeting of the stockholders of the Corporation held on January 30, 2003, a majority of the shares of outstanding Common Stock entitled to vote thereon was voted in favor of the amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of AMEN Properties, Inc. this ____ day of ________, ______.

                                    AMEN PROPERTIES, INC.

                                    -----------------------
                                    By: Eric D. Boyt
                                    Title: Chief Financial Officer and Secretary

                                      PROXY
                              AMEN PROPERTIES, INC.
                    Proxy for Special Meeting of Stockholders
                         to be held on January 30, 2003

     The undersigned stockholder of AMEN Properties, Inc. ("AMEN"), revoking all prior proxies, hereby appoints Eric Oliver and Jon Morgan, or either of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of AMEN which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 303 W. Wall Street, Suite 1700, Midland, Texas 79701, on January 30, 2003, beginning at 10:00 a.m. CST, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any other business that may properly come before the Special Meeting or any adjournments or postponements thereof. Attendance of the undersigned at the Special Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.


     1.   Approval  of an  amendment  to  AMEN's  certificate  of  incorporation        For      Against      Abstain
          effecting a one-for-four reverse split of AMEN's common stock; and           [    ]    [    ]       [    ]


     2.   Any other business that may properly come before the Special
          Meeting or any adjournment of the Special Meeting

                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  __

                    Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares.
                    No postage need be affixed if mailed in the United States.

                    Please sign exactly as your name or names appear(s) on your stock certificate. If you hold shares as joint tenants, both should sign. If the stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature:______________  Date:________  Signature:_________________Date:______
